Part II.  Other information, Item 6a.

                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                 Three Months Ended            Nine Months Ended
                                                              31-Dec-95    1-Jan-95         31-Dec-95      1-Jan-95

Primary:

Weighted average shares outstanding                             77,264       68,820            76,892       67,668

Net effect of dilutive stock options                             4,098        4,934             4,967        4,958
                                                             ---------     --------          --------     --------
Total                                                           81,362       73,754            81,859       72,626
                                                             =========     ========          ========     ========

Net income                                                    $ 35,535     $ 19,799          $ 98,662     $ 53,683
                                                             =========     ========          ========     ========

Earnings per share                                            $   0.44     $   0.27          $   1.21     $   0.74
                                                             =========     ========          ========     ========



Fully diluted:

Weighted average shares outstanding                             77,264       68,820            76,892       67,668

Net effect of dilutive stock options                             4,098        5,360             4,970        5,399

Assumed conversion of convertible subordinated notes             7,031                          5,598
                                                             ---------     --------          --------     --------
Total                                                           88,393       74,180            87,460       73,067
                                                             =========     ========          ========     ========
Net income                                                    $ 35,535    $  19,799          $ 98,662     $ 53,683

Add:
Convertible subordinated notes interest, net of income taxes  $  1,903                       $  4,399
                                                              ---------     --------        ---------    ---------

Adjusted net income                                           $ 37,438      $ 19,799         $103,061     $ 53,683
                                                              =========     ========        =========    =========

Earnings per share                                             $  0.42       $  0.27         $   1.18     $   0.73
                                                              =========     ========        =========    =========


On August 24, 1995, the Company's Board of Directors approved a two-for-one stock split in the form of a stock dividend for stockholders of record on August 25, 1995. The distribution of additional shares was on September 15, 1995. Share information for all periods presented has been retroactively adjusted to reflect this stock dividend.